EXHIBIT 99

ROBERT HALL, BOSTON BEER COMPANY’S LONGTIME VICE PRESIDENT OF BRAND DEVELOPMENT, TO LEAVE THE BREWERY NEXT MONTH

Boston, MA (04/28/10) --- Martin Roper, president and CEO of The Boston Beer Company, today announced the resignation of Robert H. Hall who has served as the company’s Vice President of Brand Development for nearly a decade. His last day will be May 10th.

“We are sorry to say goodbye to Robert, and we wish him well,” said Mr. Roper. “When he arrived in 2000, we charged him with communicating the Samuel Adams quality story to our drinkers and strengthening our brand development department. He has been superb at fulfilling our expectations on both counts and has played a key role in the growth of Boston Beer Company during his ten years with the company. Robert significantly strengthened brand development through key hires and mentoring, and he leaves a strong team which we believe is capable of supporting our brand and sales efforts in the future at the high standards that Robert has set.”

Mr. Hall leaves to join Rue La La, an on-line retailer based in the Boston area.

THE BOSTON BEER COMPANY BACKGROUND:

The Boston Beer Company began in 1984 with a generations-old family recipe that founder and brewer Jim Koch uncovered in his father’s attic. After bringing the recipe to life in his kitchen, Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel Adams Boston Lager, and it helped catalyze what became known as the American craft beer revolution.

Today, the Company brews more than 21 styles of beer. The Company uses the traditional four-vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world’s finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the “extreme beer” movement, where it seeks to challenge drinkers’ perceptions of what beer can be. The Boston Beer Company strives to elevate the image of American craft beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing quality beer remains its single focus. While Samuel Adams is the country’s largest-selling craft beer, it accounts for only about one-half of one percent of the U.S. beer market. For more information, please visit www.samueladams.com.